UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 12, 2013

Sierra Income Corporation

(Exact name of Registrant as specified in its charter)

Maryland	0-54650	45-2544432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Park Ave, 33rd Floor

New York, NY 10152

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 759-0777

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2013, Seth Taube, the Chairman of the Board of Directors (the “Board”), Chief Executive Officer and President of the Sierra Income Corporation (the “Company”), resigned from his position as President of the Company. On the same date, the Board appointed Jeff Tonkel, a Principal of the Company’s investment adviser, SIC Advisors LLC (“SIC Advisors”), and a Partner of Medley LLC, to serve as the President of the Company in Mr. Taube’s place. Mr. Taube remains the Chairman of the Board and Chief Executive Officer of the Company.

Jeff Tonkel

Jeff Tonkel, 42, is a Principal of SIC Advisors and a Partner of Medley LLC. Mr. Tonkel serves on the investment committee and is a member of Medley LLC’s Executive Management Committee. In addition, Mr. Tonkel oversees the capital markets and structured finance activities for Medley LLC and is actively engaged in the management of Medley Capital Corporation, a publicly traded business development company. Prior to his time with SIC Advisors and Medley LLC, Mr. Tonkel was a Managing Director with JP Morgan, where he was Chief Financial Officer of a global financing and markets business. Prior to JP Morgan, Mr. Tonkel was a Managing Director, Principal Investments, with Friedman Billings Ramsey where he focused on Merchant Banking and Corporate Development investments in diversified industrials, energy, real estate and specialty finance. Mr. Tonkel began his investment career with Summit Partners, a leading equity and subordinated debt investor in privately held growth companies. Mr. Tonkel received a B.A. from Harvard University and an M.B.A. from Harvard Business School.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2013	SIERRA INCOME CORPORATION

	By:	/s/ Richard T. Allorto, Jr
Richard T. Allorto, Jr.
Chief Financial Officer